Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

Mark C. Walker, COO

Capital Title Group, Inc.

(480) 624-4200

Rudy R. Miller, Chairman

The Miller Group

Investor Relations for the Company

(602) 225-0505

ctgi@themillergroup.net

CAPITAL TITLE GROUP DECLARES QUARTERLY CASH DIVIDEND

SCOTTSDALE, ARIZONA, August 24, 2005 -- Capital Title Group, Inc. (Nasdaq: CTGI) -- named for a second consecutive year in FORTUNE'S 100 Fastest Growing Companies in America in 2005 -- is a national provider of title, appraisal and other transaction services to the real estate and mortgage lending industries. The company announced today that its Board of Directors has declared a quarterly cash dividend of $.02 per common share. The quarterly cash dividend is payable on October 7, 2005 to shareholders of record on September 14, 2005.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc., Real Estate Appraisal Services, Inc., NAC1031 Exchange Services, 1031 ExchangePoint, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California, Nevada, New York, Pennsylvania and Texas through United Capital Title Insurance Company. The combined companies have in excess of 2,500 employees.

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Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

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